Exhibit 99.1

BrainStorm Reports Outstanding ALS Interim Clinical Trial Results

NEW YORK & PETACH TIKVA, Israel -- (Business Wire) -- BrainStorm Cell Therapeutics (OTC:BCLI) announced today that it has completed the planned interim safety review of its Phase I/II ALS (Amyotrophic Lateral Sclerosis) clinical trial, indicating that autologous transplantation of the Company's cell therapy was well-tolerated, appears to be safe for use, and did not present any undue risks to the study participants.

“We are very encouraged by the positive results of our first cohort of 12 patients,” said Professor Dimitrios Karussis of the Neurology Department at Hadassah Medical Center Jerusalem and Principal Investigator of the trial. "This important safety and tolerability data are reassuring as we progress to the next half of this trial. Although this is an interim safety summary report documenting achievement of the study's primary endpoint, we cannot ignore some possible promising indications of clinical efficacy observed in single patients, such as a tendency towards improvement in some of the major ALS Functional Rating Scale variables.”

The company is also happy to report that in some patients this pilot study demonstrated a tendency toward stabilization in some parameters in the ALS Functional Rating Scale.

The trial, which is designed to evaluate the safety and preliminary efficacy of BrainStorm's proprietary NurOwn™ cell therapy (bone marrow-derived, autologous, differentiated mesenchymal stromal cells) is being conducted at the Hadassah Medical Center in Jerusalem, Israel. The company submitted the positive interim safety report to the Israeli Ministry of Health.

The interim data was reported on the first group of patients, all of whom suffer from early stage or progressive ALS, also known as Lou Gehrig's disease. All patients enrolled were transplanted with NurOwn either intramuscularly or intrathecally.

Professor Robert Brown, Chair of Neurology at the University of Massachusetts Medical School and a world renowned expert in neuromuscular genetics and ALS, added, “This interim report clearly documents that Brainstorm’s NurOwn stem cell therapy is safe. We are absolutely delighted that, with these data in hand, Brainstorm is now moving forward into expanded studies involving trials here in Boston, Massachusetts.”

“BrainStorm is conducting an important Phase I/II clinical trial to bring this potential therapy forward for patients with ALS,” stated Professor Merit Cudkowicz, Chair of the Neurological Department at Massachusetts General Hospital and ALS expert. “The safety results are a huge step in the right direction in finding the cure for ALS. The interim results demonstrate that Brainstorm’s NurOwn stem cell therapy at dosage tested is safe. The next steps are to explore additional dosages and a Phase II safety and preliminary efficacy study that we plan to assist indesigning. We look forward to working with BrainStorm on ALS,” continued Professor Cudkowicz.

Dr. Adrian Harel, CEO of BrainStorm, commented, “We are very pleased and excited with this interim safety report. Our Phase I/II human clinical trial represents the first time ever that autologous, bone marrow-derived, neurotrophic factor-secreting stem cells have been transplanted as a potential therapeutic agent for ALS.”

Orphan-drug designation for NurOwn™ has been granted by the US Food and Drug Administration (FDA), and BrainStorm is awaiting FDA approval to expand its ALS clinical development to the United States. The Company has entered into a Memorandum of Understanding with the University of Massachusetts Medical School and Massachusetts General Hospital to begin ALS human clinical trials at these institutions.

About BrainStorm Cell Therapeutics, Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of adult stem cell therapeutic products derived from autologous bone marrow cells and intended for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn™ technology through an exclusive, worldwide licensing agreement with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel-Aviv University. For more information, visit the company’s website at www.brainstorm-cell.com.

Safe Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as “may”, “should”, “would”, “could”, “will”, “expect”, “likely”, “believe”, “plan”, “estimate”, “predict”, “potential”,and similar terms and phrases are intended to identify these forward-looking statements.The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov.These factors should be considered carefully, and readers should not place undue reliance on BrainStorm’s forward-looking statements.The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

CONTACT

BrainStorm Cell Therapeutics Inc. (OTC: BCLI)
Adrian Harel, Ph.D., CEO
+972-3-9236384
info@brainstorm-cell.com
www.brainstorm-cell.com

Chaim Lebovits
President & CEO

ACC International Holdings
Phone + 972 2 652-2363
Fax + 972 2 652 2919
Email: clebovits@acc-holdings.com